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                                     EXHIBIT 23.1






                          CONSENT OF CHANDLER & COMPANY LLP



The Board of Directors
First Place Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of First Place Financial Corporation of our report dated February 2, 1996, relating to the consolidated balance sheet of First Place Financial Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended, which report appears in the December 31, 1996, annual report on Form 10-K of First Place Financial Corporation.

We further consent to the incorporation by reference in that registration statement of our report dated June 17, 1997, relating to the statements of net assets available for benefits of the First Place Financial Corporation Profit Sharing Plan with 401(k) Provisions as of December 31, 1996, and 1995 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 11-K of the First Place Financial Corporation Profit Sharing Plan with 401(k) Provisions.




/s/ Chandler & Company LLP
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Farmington, New Mexico
February 23, 1998